Exhibit 10.1

MODSYS INTERNATIONAL, LTD

March 28, 2016

Richard Chance

c/o Modern Systems Corporation 600 University St., Suite 2409 Seattle, WA 98101,

Dear Richard,

On behalf of the Board of Directors (the"Board") of ModSys International, Ltd, a company incorporated in Israel (the"Parent") and its subsidiaries including Modern Systems Corporation, a Delaware corporation ("MS-DEL"and collectively with the Parent, the"Company"), I am pleased to share the following terms for employment:

1.             Position; Role.

a. Officer Role. You will continue to serve in a full-time capacity as Director of Finance until April 15, 2016 and then as Chief Financial Officer for the Company. You will report to the Executive Chairman of the Board. By signing this letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations of your role which are required of you under this letter and to the reasonable satisfaction of the Company.

2.             Effective Date; Term. The terms of this new offer will be effective as of the later of the date of this letter or the date it is executed by you (referred to as "Effective Date") and ending on the first anniversary (the "Term"), unless sooner terminated as required by the Company's Compensation Policy or under Paragraph 14 of this letter.

3.             Salary. As a resident of the United States ("U.S.") you will be an employee of MS-DEL. In connection with your position as Director of Finance, you will continue to be paid a cash salary at a rate of ten thousand eight hundred and thirty-four U.S. Dollars ($10,834.00) until April 15, 2016 per month, prorated for the actual period of employment which is equivalent to one hundred and thirty thousand U.S. dollars ($130,000.00) on an annualized basis and payable pursuant to the Company's regular payroll policy ("Base Salary"). This is a salaried exempt position, which is not subject to federal and state minimum wage and overtime laws. You will not be eligible to receive overtime pay for hours worked in excess of 40 hours per workweek. After April 15, 2016, In Connection with your position as Chief Financial officer, your base pay will be adjusted to one hundred and forty thousand US Dollars ($140,000) per year to be paid as a cash salary of eleven thousand six hundred sixty-seven US dollars (11,667.00) per month, prorated for the actual period of employment.

MODSYS INTERNATIONAL, LTD

4.             Bonus.

a.       Yearly Performance Bonus. You will be eligible be eligible for two cash bonuses of $10,000 on September 30 and $15,000 on December 31 at the recommendation of the Executive Chairman of the board with approval by the Compensation Committee of the board.

b.       Bonus for Sale Transaction of Parent.

i.         Subject to terms and conditions provided in this letter, consistent with Section 2.3.10 of the Company's Compensation Policy (Special Bonus) and provided that you remain employed in your current position with the Company immediately prior to the consummation of a Sale Transaction and provided further that the Sales Proceeds are no less than twenty-five million dollars ($25,000,000), you shall have a contingent right to receive a payment equal to $50,000. If the Sales Proceeds are more than thirty.five million dollars ($35,000,000) then the bonus amount will be $100,000. .

ii.        For this purposes of this Paragraph 4(b):

1.	"Sale Proceeds" means the fair market value of the gross consideration received by the Company or its stockholders (e.g. cash, equity or a combination thereof) from a Sales Transaction; and

2.	"Sales Transaction" means the sale or disposition of all or substantially all the Company's assets in one transaction from a third party or parties, taking into account such factors as the Board deems appropriate immediately prior to the consummation thereof.

5.             Restricted Stock Units. The Compensation Committee will recommend to the Board that the Parent grant you an award of fifty thousand (50,000) Restricted Share Units of Parent (the "2016 RSU Grant"). Subject to approval by the Board, the 2016 RSU Grant will be granted on the first regularly scheduled grant date after the Effective Date. The 2016 RSU Grant will vest at any time after the 12 month anniversary of the date of grant, upon the earlier to occur of (i) a Sales Transaction or (ii) your termination of employment by the Company for any reason other than for Breach of Trust (as defined in the SOA (as defined below)) and provided such termination constitutes a "separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)) (each a"Triggering Event"), 1/20 of the RSUs will vest upon such Triggering Event for each full month of service, measured from the Effective Date through the date of the Triggering Event.

Following vesting of the foregoing RSUs, you will receive one ordinary share of MDSY as payment for each vested RSU (subject to tax withholding).

6.             Benefits; Vacation Et Holidays. You will be eligible for all standard Company benefits, including health, dental, vision, life and disability insurance. Health, dental, and vision insurance, 401(k) retirement savings plan and life insurance will be effective the first day of the first of the month following eligible employment, Disability insurance will be effective on the first of the month following ninety (90) days of benefit eligible employment. Employee matching for 401(k) contributions will be based on the Company's then-current plan documents. Your grant of four (4) weeks of vacation per year, accruing at a rate of six and two-thirds (6.67) hours per payroll period, will begin on your date of hire. In addition, U.S. employees observe eleven (11) standard holidays and are given four (4) "floating" holidays. Company holidays are subject to change. Scheduling of vacation and personal time should be arranged between you and the Board.

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MODSYS INTERNATIONAL, LTD

7.             Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.             Proprietary Information and Inventions Agreement. As a condition of your employment, you will be required to sign our Parent's standard Proprietary Information and Inventions Agreement for employees ("PIIA"), a copy of which is attached. It is fundamental policy of the Company that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non-disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with the Company that are trade secrets of or proprietary information to another firm. Further, you acknowledge and agree to the restrictive covenants and other provisions set forth in the PIAA during your employment and thereafter as provided, the terms of which are fully incorporated herein.

9.             Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company, which consent will not be unreasonably withheld. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

10.           No Conflicts. You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

11.           Contingencies. Your acceptance of this offer, commencement and continuation of employment with the Company is and remains contingent upon the successful completion and satisfactory outcome of a background, reference, drug/alcohol and credit check, as determined at the sole discretion of the Company; your submission of proof, satisfactory to the Company, of your identity and your legal authorization to work in the United States (if you fail to submit this proof, federal law prohibits us from hiring you), and the execution and delivery of the PI IA to an officer of the Company.

12.            Employment at Will. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. You will not be entitled to receive any payments under this letter or any policy or plan of Company as in effect from time to time that provides for payment of amounts on termination of employment other than any and all previously earned, but as of yet unpaid, salary, and reimbursement of business expenses and fringe benefits as of yet unpaid, by reason of Company electing not to renew or extend the terms provided for herein.

13.           Termination of Employment.

a.       Voluntary Termination by You. At any time during the Term, you may terminate employment hereunder by giving the Company thirty (30) days' prior written notice of the effective date of your last day of employment ("Employee Notice Period"). During the Employee Notice Period you will be entitled to the same benefits including vesting as you had in place prior to such notice (except for (i) Early Termination (as defined below), (ii) a Breach of trust or (iii) as otherwise provided for in an agreement for the 2015 RSU Grant). The Company may, in its sole discretion, waive all or any part of the Employee Notice Period and consider your termination effective on any such earlier date as it determines. Also, the Company may, in its sole discretion, remove you from any assigned duties, assign you to other duties, or require you to remain away from its offices, during all or any part of the Employee Notice Period or elect to accelerate your Base Salary for the remainder of the Employee Notice Period and pay it to you in lieu thereof through the Company's standard payroll process. In no event shall the payments made in connection with the Employee Notice Period continue beyond your last day of employment if you voluntary elect to terminate early ("Early Termination") or exceed the amount that you would have received had your employment continued through expiration of the Term.

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MODSYS INTERNATIONAL, LTD

b.      Termination for Convenience During the Term. The Company may terminate your employment here under for convenience at any time during the Term of this Agreement by giving you sixty (60) days' written notice ("Employer Notice Period") provided, however, the Company may, in its sole discretion, remove you from any assigned duties, mutually agree on other duties, or require you to remain away from its offices, during all or any part of the Employer Notice Period or elect to accelerate your Base Salary for the remainder of the Employer Notice Period and pay it to you in lieu thereof through the Company's standard payroll process. In no event shall the payments made in connection with the Employer Notice Period exceed the amount that you would have received had your employment continued through expiration of the Term. For the sake of clarity all vesting will continue during the Employer Notice Period except (i) for Early Termination, (ii) for a Breach of Trust or (iii) as otherwise provided for in an agreement for the 2016 RSU Grant.

c.       Other Obligations. A termination of employment pursuant to this Paragraph 14 will not affect any rights that you may have pursuant to any agreement, policy, plan, program or arrangement of Company providing employee benefits, which rights will be governed by the terms thereof, including the SOA and Plan; provided that to the extent that you are eligible to receive payments or benefits by reason of termination of employment pursuant to any other severance agreement or employee plan (collectively, "Other Severance Agreements"), the amounts otherwise receivable under Paragraph 14 will be reduced by the amounts actually paid and benefits actually provided pursuant to the Other Severance Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Severance Agreements is not any more or less than the amounts so payable or value so receivable had such benefits been paid in full under the arrangement that provides the greatest total payments and benefits.

14.          Remedies. In addition to any other remedies provided, the parties agree that compliance with Paragraphs 9 and 14(a) of this Agreement and the PI IA are necessary to protect the business and goodwill of Company, and that any breach of such Paragraphs and the PI IA will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of Paragraphs 9 and 14(a) and the PI IA by you, Company and you agree that (i) Company shall be entitled to all appropriate remedies, including but not limited to temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach and (ii) Company may cease providing consideration provided to you under this letter. Executive here by consents to the issuance of an injunction by any court of competent jurisdiction, without the need for posting any bond. Withholding Authorization. In addition to any remedies set forth in this letter, to the fullest extent permitted under the laws of the State of Employment, you authorize Company to withhold from any severance payments otherwise due to you and from any other funds held for your benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute.

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MODSYS INTERNATIONAL, LTD

15.           Amendment. This letter agreement may not be amended or modified except by an express written agreement signed byyou and a duly authorized officer of the Company.

16.           Entire Agreement. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company, except as documented in this letter. It is specifically understood and accepted that this letter supersedes all oral and written employment offers and agreements between you and the Company as well as all conflicting provisions of Company's human resources and other policies set by the Company. Notwithstanding the foregoing, your confidentiality and other restrictive covenant obligations, as set forth herein, are in addition to, and not in limitation or substitution of, any similar or related obligations under Company policy or applicable law you have.

We hope that you find the foregoing terms acceptable. This offer, if not accepted, will expire at the dose of business (PST) on March 30, 2016. Please indicate your acceptance of our offer by signing one copy of this letter and returning to our US Headquarters at Modem Systems Corporation, 600 University St., Suite 2409, Seattle, WA 98101, or via email at dfrench@modemsystems.com. Should you have any questions, please don't hesitate to contact me.

Yours Sincerely,

Modsys International, Ltd.

/s/ CARLA CORKERN
By:	CARLA CORKERN
Title:	CHAIR – COMPENSATION COMMITTEE

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Richard T. Chance
Richard T. Chance
Date:	MARCH 29, 2016

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